Exhibit 99.1

Press Release	Source: DataJungle Software

DataJungle Software Appoints David Morris as CEO

Thursday July 26, 10:15 am ET

OTTAWA--(MARKET WIRE)--Jul 26, 2007 -- The Board of Directors of DataJungle Software (OTC BB:DJSW.OB - News), a leading provider of next generation "on demand" business intelligence software, today announced it has appointed David L. Morris as the company's President and Chief Executive Officer. He replaces Mr. Ted Munden who will actively support Company management as Chairman of the Board.

In his fifteen-year investment banking and fund management career, Mr. Morris has actively invested in numerous early stage technology companies. In addition, he has had executive responsibility for sales in several companies. Mr. Morris has also held significant positions at Bear-Stearns, Morris Investment Management, Excambria Corp, Bluestone Merchant Bank, and Prudential Securities.

"DataJungle is uniquely positioned to solve traditional BI challenges with a low-cost, easy-to-deploy SaaS offering," said David Morris. "I am particularly excited because Matrix, the company's flagship end-user environment, is built on proven Web 2.0 technologies. Self-service software deployments in the consumer and business application sectors are driving enormous gains in user adoption and productivity and a very low cost of ownership."

"We are very pleased that we have been able to attract David to the DataJungle team," said Ted Munden, Chairman of DataJungle. "His core financing and sales strengths combined with his extensive contacts in the investment community will be critical to the Company given the magnitude of the market opportunity before us. David has a proven track record of driving the profile and success of small companies."

About DataJungle Software Inc.

DataJungle Software develops proprietary enterprise business intelligence front-end applications for leading business intelligence infrastructures, including the Microsoft and Cognos platforms. DataJungle's flagship product, Matrix, is the most robust and comprehensive BI dashboard software solution available for these platforms, which are the most widely deployed BI infrastructures in the world. Matrix integrates with Microsoft SQL Server, Analysis Services, Reporting Services, the KPI Framework, Virtual Earth, and SharePoint. Matrix encompasses the full range of capabilities required by the broadest range of user classes in an organization -- these include: dashboarding, OLAP analysis, Web reporting, collaboration, annotation, scorecarding, location intelligence, and wireless alerting. Matrix provides unmatched flexibility, end-user customizability, and impact, and was designed to require minimal training for end users and administrators. Some of the world's leading companies use DataJungle software, including General Motors, Hewlett-Packard, Raytheon, Flextronics, Bausch & Lomb, BEA Systems, Emerson Electric, and General Electric. DataJungle is a Microsoft Gold Certified Partner and a Cognos Technology Partner. For more information, please visit www.datajungle.com.

Safe Harbor Statement

This release may contain forward-looking statements. These forward-looking statements are neither promises nor guarantees, but involve risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements. Readers should not place undue reliance on any such forward-looking statements that are based solely on information known as of the date of this release. DataJungle disclaims any obligation to update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements.

Contact:

     FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

     Larry Bruce

     (613) 254-7246 ext.110

     1 Hines Road, Suite 202

     Ottawa, Ontario, Canada K2K 3C7